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                                                                           Exhibit 11
                              ARROW ELECTRONICS, INC.
                  STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                        (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                Year Ended December 31,

                                    1997       1996       1995       1994       1993
                                    ----       ----       ----       ----       ----
 Net income                      $163,656   $202,709   $202,544   $111,889   $106,559
 Less: preferred stock
         dividends                                                               (880)
                                 --------   --------   --------   --------   --------
 Net income for basic EPS         163,656    202,709    202,544    111,889    105,679
 Add: preferred stock dividends                                                   880
 Add: interest on 5 3/4%
      convertible subordinated
      debentures, net of
      income taxes                   -          -         3,471      4,313      4,313
                                 --------   --------   --------   --------   --------
     Net income for diluted EPS  $163,656   $202,709   $206,015   $116,202   $110,872
                                 ========   ========   ========   ========   ========

 Weighted average common
   shares outstanding
   for basic EPS (A)               98,006    100,972     94,174     91,653     88,718
 Net effect of dilutive stock
   options and restricted
   stock awards                     1,763      1,408      1,504      1,203      1,255
 Assumed conversion of 5 3/4%
   convertible subordinated
   debentures                           -          -      6,058      7,547      7,547
 Assumed conversion of preferred
   stock                                -          -          -          -      1,382
                                  -------    -------    -------    -------    -------
 Weighted average common
   shares outstanding for
   diluted EPS (A)                 99,769    102,380    101,736    100,404     98,902
                                  =======    =======    =======    =======    =======

 Basic EPS (A)                      $1.67      $2.01      $2.15      $1.22      $1.19
                                  =======    =======    =======    =======    =======
 Diluted EPS (A)                    $1.64      $1.98      $2.03      $1.16      $1.12
                                  =======    =======    =======    =======    =======

 (A) All share and per amounts have been restated to reflect the two-for-one stock split effective October 15, 1997.

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